Consent of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Renasant Corporation
Tupelo, Mississippi

We consent to the incorporation by reference in this Registration Statement of Renasant Corporation on Form S-8 of our report, dated June 28, 2013, on our audits of the financial statements of Merchants and Farmers Bank Profit and Savings Plan as of December 31, 2012 and 2011, and for the years then ended and the supplemental schedule H, Line 4i-Schedule of Assets (Held at End of Year) as of December 31, 2012, which appear in the Annual Report on Form 11-K.

Jackson, Mississippi
September 5, 2013